Exhibit 99.1

January 30, 2014

Dear Jerry:

Thank you for your interest in Tecumseh Products Company (“Tecumseh Products”). We are pleased to make you the following offer of employment:

1.	Job Title: Executive Vice-President Operations

2.	Reporting To: Igor Popov, Chief Restructuring Officer

3.	Position Status: This is an exempt position.

4.	Start Date: January 27, 2014

5.	Salary: $375,000.00 per year, paid semi-monthly plus Signing Bonus of $50,000 paid 90 days after date of hire.

6.
Tecumseh Incentive Plan: You will be eligible to participate in Tecumseh’s Short-Term Annual Incentive Plan with a Target award opportunity of 65% x your base salary subject to the achievement of financial and individual metrics. You will receive full year consideration under this plan for 2014.

You will additionally be eligible for a Long-Term Incentive opportunity awarded and expressed as a grant of 62,500 phantom shares equivalent to 150% of your base salary ($562,000). In your case, as your term of employment is expected to last between 24 and 36 months, the phantom shares will vest based on accomplishment of goals agreed between the CEO, CRO, and yourself in the first 90 days of employment.

7.	Vacation: You will be eligible for four weeks (20 days) of vacation.

8.	Medical Benefits: Your group insurance will begin the first day of the month following your hire date. Coverage and plans are subject to change at Tecumseh Products’ discretion and approval.

9.	401K: Eligibility begins on date of hire. Tecumseh Products provides all full time salaried employees with a 3% Safe Harbor Contribution, whether you choose to participate or not.

10.
Employment Relationship: Please be advised that your employment with Tecumseh Products is considered “at will,” meaning that either you or Tecumseh Products may terminate your employment and compensation at any time with or without cause or with or without notice.

Tecumseh Products Company 5683 Hines Drive Ann Arbor, MI 48108 USA +1 734.585.9500 www.tecumseh.com

It is anticipated it will take you 24 to 36 months to accomplish certain operational goals within Tecumseh’s recovery plan and therefore your employment with Tecumseh will terminate after a maximum period of 36 months unless there is a mutual agreement to further extend this period or convert the employment relationship to a regular arrangement. The “at will” nature of your employment referred to earlier in this paragraph does of course apply to the full 36 month period.

11.	Employment Policies: Your employment is subject to the personnel policies and practices adopted by Tecumseh Products from time to time.

Please be advised that this offer is contingent on the results of a drug screen and a background check. We have already completed the background check. We must have your drug screening results prior to your start date. Please take the enclosed authorization form to the Concentra Medical Center nearest you, along with photo identification. To find the nearest Concentra location to you please visit (http://www.concentra.com/). Please complete the enclosed authorization for the background check.
As part of our new hire process, you will be asked to complete a Form I-9 in compliance with the Immigration Reform and Control Act. As part of this compliance, on your first day of work we request that you present us with document(s) which identify you and indicate that you are eligible to work in the United States (e.g., U.S. Passport, Driver’s License, and Permanent Resident Card). For a detailed list of acceptable documents, please refer to the following link on the U.S. Citizenship and Immigration Services website http://www.uscis.gov/files/form/I-9.pdf.
Upon review of this offer please advise me of your decision. Additionally, if you accept, please sign in the designated area below and return one copy, with your original signature, to my attention as soon as possible.
Please feel free to call or email me at (734) 585-9482 or roger.jackson@tecumseh.com, with any questions you may have. Jerry, we all look forward to working with you.
Sincerely,

/s/ Roger Jackson
Roger Jackson
VP, Global Human Resources

Accepted this 31 day of January, 2014

/s/ Jerry Mosingo
Jerry Mosingo

Tecumseh Products Company 5683 Hines Drive Ann Arbor, MI 48108 USA +1 734.585.9500 www.tecumseh.com